UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
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EASTGROUP PROPERTIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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190 East Capitol Street, Suite 400
Jackson, Mississippi 39201

April 27, 2009

Dear Stockholder:

The Board of Directors and officers of EastGroup Properties, Inc. (the “Company”) join me in extending to you a cordial invitation to attend the Company’s 2009 Annual Meeting of Stockholders, to be held on May 27, 2009 at 9:00 a.m., Central time, at the Company’s offices, 190 East Capitol Street, Suite 400, Jackson, Mississippi.

Information about the Annual Meeting is included in the Notice of Annual Meeting of Stockholders and Proxy Statement which follow. We urge you to review these materials carefully and to use this opportunity to take part in the affairs of the Company by voting on the matters described in this Proxy Statement.

It is important that your shares of Common Stock be represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please complete the enclosed proxy card and return it as promptly as possible or vote by calling the toll-free telephone number or via the Internet. The enclosed proxy card contains instructions regarding all three methods of voting. If you attend the Annual Meeting, you may continue to have your shares voted as instructed on your proxy card or you may revoke your proxy at the meeting and vote your shares in person.

Very truly yours,

LELAND R. SPEED
Chairman of the Board of Directors

190 East Capitol Street, Suite 400
Jackson, Mississippi 39201

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

The 2009 Annual Meeting of Stockholders of EastGroup Properties, Inc. (the “Company”) will be held at the Company’s offices, 190 East Capitol Street, Suite 400, Jackson, Mississippi, on Wednesday, May 27, 2009 at 9:00 a.m., Central time, for the following purposes:

1. To elect eight directors of the Company;

2. To consider and ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2009 fiscal year; and

3. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Only stockholders of record at the close of business on April 14, 2009 are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

The prompt return of your proxy will avoid delay and save the expense involved in further communication. The proxy may be revoked by you at any time prior to its exercise, and the giving of your proxy will not affect your right to vote in person if you wish to attend the Annual Meeting.

By Order of the Board of Directors

N. Keith McKey
Executive Vice President, Chief Financial Officer,
Treasurer and Secretary

DATED: April 27, 2009

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Stockholders to be Held on May 27, 2009

This proxy statement, form of proxy, and the Company’s 2008 annual report are available at http://www.eastgroup.net/2009annualmeeting.

Every shareholder’s vote is important. Please complete, sign, date, and return your proxy form, or authorize your proxy by phone or via the Internet.

PROXY STATEMENT

QUESTIONS AND ANSWERS
ABOUT THE 2009 ANNUAL MEETING

Why did I receive this proxy?

The Board of Directors of EastGroup Properties, Inc. (the “Company”) is soliciting proxies to be voted at the Annual Meeting of Stockholders. The Annual Meeting will be held on Wednesday, May 27, 2009, at 9:00 a.m., Central time, at the Company’s offices, 190 East Capitol Street, Suite 400, Jackson, Mississippi. This proxy statement summarizes the information you need to know to vote by proxy or in person at the Annual Meeting. You do not need to attend the Annual Meeting in person in order to vote.

Who is entitled to vote?

All stockholders of record as of the close of business on Tuesday, April 14, 2009 (the “Record Date”) are entitled to vote at the Annual Meeting. As of the Record Date, 25,185,969 shares of Common Stock were issued and outstanding.

How many votes do I have?

Each share of Common Stock outstanding on the Record Date is entitled to one vote on each item submitted to you for consideration.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts at the transfer agent or with stockbrokers. Please complete and return all proxy cards to ensure that all your shares are voted.

How do I vote?

•	By Mail: Vote, sign, date your card and mail it in the postage-paid envelope.

•	By Telephone: Vote by phone by following the instructions on your proxy card.

•	Electronically: Vote by Internet using the specific instructions on your proxy card.

•	In Person: At the Annual Meeting.

How do I vote my shares that are held by my broker?

If you have shares held by a broker, you may instruct your broker to vote your shares by following the instructions that the broker provides to you.

What am I voting on?

You will be voting on Proposal One regarding the election of eight directors of the Company and Proposal Two regarding the ratification of KPMG LLP as the Company’s independent registered public accounting firm for the 2009 fiscal year.

Will there be any other items of business on the agenda?

Pursuant to the Company’s Bylaws and Securities and Exchange Commission (“SEC”) rules, stockholder proposals must have been received by March 30, 2009 to be considered at the Annual Meeting. To date, we have received no stockholder proposals and we do not expect any other items of business. Nonetheless, in case there is an unforeseen need, your proxy gives discretionary authority to David H. Hoster II and N. Keith McKey with respect to any other matters that might be brought before the Annual Meeting. Those persons intend to vote that proxy in accordance with their best judgment.

How many votes are required to act on the proposals?

The holder of each outstanding share of Common Stock is entitled to one vote for each share of Common Stock on each matter submitted to a vote at a meeting of stockholders.

Pursuant to our Bylaws, provided a quorum is present, directors will be elected by a plurality of all the votes cast at the Annual Meeting with each share being voted for as many individuals as there are directors to be elected and for whose election the share is entitled to vote.

Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2009 fiscal year requires the affirmative vote of a majority of the votes cast on the proposal, provided that a quorum is present at the Annual Meeting.

How are votes counted?

The Annual Meeting will be held if a quorum is represented in person or by proxy. A quorum consists of a majority of our outstanding common shares entitled to vote. If you return a signed proxy card, your shares will be counted for the purpose of determining whether there is a quorum. We will treat failures to vote, referred to as abstentions, as shares present and entitled to vote for quorum purposes. However, abstentions will not be counted as votes cast on a proposal and will have no effect on the result of the vote on such proposal. A withheld vote is the same as an abstention.

Broker non-votes occur when proxies submitted by a broker, bank or other nominee holding shares in “street name” do not indicate a vote for a proposal because they do not have discretionary voting authority and have not received instructions as to how to vote on the proposal. We will treat broker non-votes as shares that are present and entitled to vote for quorum purposes. However, broker non-votes will not be counted as votes cast on a proposal and will have no effect on the result of the vote on the proposal.

What happens if I return my proxy card without voting on all proposals?

When the proxy is properly executed and returned, the shares it represents will be voted at the Annual Meeting in accordance with your directions. If the signed card is returned with no direction on a proposal, the proxy will be voted in favor of (FOR) Proposal One and in favor of (FOR) Proposal Two.

Will anyone contact me regarding this vote?

In addition to the use of the mails, proxies may be solicited by the directors and their agents (who will receive no additional compensation therefor). Such solicitations may be made by mail, telephone, facsimile, e-mail or other electronic means or personal interviews. We anticipate that banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward the soliciting material to their principals and to obtain authorization for the execution of proxies. The Company may, upon request, reimburse banks, brokerage houses and other institutions, nominees and fiduciaries for their expenses in forwarding proxy material to their principals.

Who has paid for this proxy solicitation?

The Company has paid the entire expense of this proxy statement and any additional materials furnished to stockholders.

When was this proxy statement mailed?

This proxy statement and the enclosed proxy card were mailed to stockholders beginning on or about April 27, 2009.

How can I obtain a copy of this year’s Annual Report on Form 10-K?

A copy of our 2008 Annual Report to Stockholders, including financial statements for the fiscal year ended December 31, 2008, accompanies this Proxy Statement. The Annual Report, however, is not part of the proxy solicitation material. A copy of our Annual Report on Form 10-K filed with the SEC may be obtained free of charge by writing to EastGroup Properties, Inc., 190 East Capitol Street, Suite 400, Jackson, Mississippi 39201, Attention: Investor Relations or by accessing the “Reports” section of the Company’s website at www.eastgroup.net.

Can I find additional information on the Company’s website?

Yes. Our website is located at www.eastgroup.net. Although the information contained on our website is not part of this proxy statement, you can view additional information on the website, such as our code of conduct, corporate governance guidelines, charters of board committees and reports that we file with the SEC. A copy of our code of conduct, corporate governance guidelines and each of the charters of our board committees may be obtained free of charge by writing to EastGroup Properties, Inc., 190 East Capitol Street, Suite 400, Jackson, Mississippi 39201, Attention: Investor Relations.

PROPOSAL ONE: ELECTION OF DIRECTORS

In accordance with our Bylaws, the Board of Directors has by resolution fixed the number of directors to be elected at the Annual Meeting at eight. The Board of Directors currently consists of D. Pike Aloian, H.C. Bailey, Jr., Hayden C. Eaves III, Fredric H. Gould, David H. Hoster II, Mary E. McCormick, David M. Osnos, and Leland R. Speed. The terms of office of each of our directors expire at the Annual Meeting. Based on the recommendation of the Nominating and Corporate Governance Committee, each incumbent director has been nominated for election at the Annual Meeting as directors for one-year terms, to hold office until the 2010 Annual Meeting and until their successors are elected and qualified.

No security holder that held a beneficial ownership interest in our Common Stock of 5% or more for at least one year recommended any candidates to serve on the Board of Directors.

If, at the time of the Annual Meeting, any nominee is unable or declines to serve, the discretionary authority provided in the proxy may be exercised to vote for a substitute or substitutes. The Board of Directors has no reason to believe that any substitute nominee or nominees will be required.

Pursuant to our Bylaws, directors will be elected by a plurality of all the votes cast at the Annual Meeting with each share being voted for as many individuals as there are directors to be elected and for whose election the share is entitled to vote. For purposes of the election of directors, abstentions will not be counted as votes cast and will have no effect on the result of the vote.

The Board of Directors unanimously recommends that shareholders vote “FOR” the election of each of the nominees.

Nominees for Election as Directors

The following provides certain information regarding the nominees for election to the Board of Directors. Each individual’s name, position with the Company and principal occupation and business experience for the past five years is provided and, unless otherwise stated, each nominee has held the position indicated for at least the past five years.

D. Pike Aloian, age 54 — Mr. Aloian is a Managing Director of Rothschild Realty Managers LLC (real estate advisory and investment management services). He has served as a director of the Company since 1999. Mr. Aloian also serves on the Board of Directors of Brandywine Realty Trust and is a member of its Audit, Corporate Governance and Executive Committees.

H.C. Bailey, Jr., age 69 — Mr. Bailey is Chairman and President of H.C. Bailey Company (real estate development and investment). He has served as a director of the Company since 1980.

Hayden C. Eaves III, age 63 — Mr. Eaves is President of Hayden Holdings, Inc. (real estate investment) and an advisor to IDS Real Estate Group (real estate services and investments) where he served as a Managing Director until 2006. He was President and Chief Executive Officer of the Western Region of Trammell Crow Company until 1995. He has served as a director of the Company since 2002.

Fredric H. Gould, age 73 — Mr. Gould is the Chairman of the General Partner of Gould Investors, LP, Chairman of BRT Realty Trust and Chairman of One Liberty Properties, Inc. He has served as a director of the Company since 1998.

David H. Hoster II, age 63 — Mr. Hoster is the Chief Executive Officer of the Company and has served in that capacity since 1997. He has served as President of the Company and as a director since 1993. Mr. Hoster also serves on the Board of Directors of Trustmark National Bank and Trustmark Corporation where he is a member of the Audit and Finance Committee.

Mary E. McCormick, age 51 — Ms. McCormick served the Ohio Public Employees Retirement System from 1989 through 2005, where she managed the real estate investments and oversaw the internally managed REIT portfolio. She has served as a director of the Company since 2005. Ms. McCormick also serves on the Board of Directors of Mid-America Apartment Communities, Inc., and is a member of its Audit Committee.

David M. Osnos, age 77 — Mr. Osnos is Of Counsel to (and, until December 31, 2002, was a partner in) the law firm of Arent Fox LLP. He has served as a director of the Company since 1993. Mr. Osnos also serves on the Board of Directors of VSE Corporation and is a member of its Nominating and Corporate Governance Committee and Planning and Finance Committee.

Leland R. Speed, age 76 — Mr. Speed has served as the Chairman of the Board of the Company since 1983 and a director since 1978. He is also Chairman of the Board of Parkway Properties, Inc. He served as Chief Executive Officer of the Company and Parkway Properties, Inc. until 1997. From 2004 until 2006, Mr. Speed served as the Executive Director of the Mississippi Development Authority, the State of Mississippi’s lead economic development agency.

Independent Directors

Under the New York Stock Exchange (“NYSE”) listing standards, at least a majority of the Company’s directors and all of the members of the Company’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee must meet the test of “independence” as defined by the NYSE. The NYSE standards provide that, to qualify as an “independent” director, in addition to satisfying certain bright-line criteria, the Board of Directors must affirmatively determine that a director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The Board of Directors has determined that each current director, other than Mr. Speed, the Company’s Chairman, and Mr. Hoster, the Company’s President and Chief Executive Officer, satisfies the bright-line criteria and that none has a relationship with the Company that would interfere with such person’s ability to exercise independent judgment as a member of the Company’s Board.

BOARD COMMITTEES AND MEETINGS

The Board of Directors has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Each member of each of these committees is “independent” as that term is defined in the NYSE listing standards. The Board has adopted a written charter for each of these committees, which is available on our website at www.eastgroup.net.

Audit Committee

The Audit Committee consists of Messrs. Aloian and Osnos and Ms. McCormick. The Audit Committee met nine times during the Company’s 2008 fiscal year. The Audit Committee oversees the financial reporting of the Company, including the audit by the Company’s independent registered public accounting firm. Mr. Aloian and Ms. McCormick have been designated as the Company’s “Audit Committee financial experts” in accordance with the SEC rules and regulations, and the Board has determined that they have accounting and related financial management expertise within the meaning of the listing standards of the New York Stock Exchange. See “Report of the Audit Committee” below.

Compensation Committee

The Compensation Committee consists of Messrs. Bailey, Eaves and Gould. The Compensation Committee’s function is to review and recommend to the Board of Directors appropriate executive compensation policy and compensation of the Company’s directors and officers. The Compensation Committee also reviews and makes recommendations with respect to executive and employee benefit plans and programs. The Compensation Committee met five times during the Company’s 2008 fiscal year.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee currently consists of Messrs. Aloian and Eaves and Ms. McCormick. The Nominating and Corporate Governance Committee met four times during the Company’s

2008 fiscal year. The responsibilities of the Nominating and Corporate Governance Committee include assessing Board membership needs and identifying, screening, recruiting, presenting director candidates to the Board, implementing policies regarding corporate governance matters, making recommendations regarding committee memberships and sponsoring and overseeing performance evaluations for the Board as a whole and the directors.

The Board of Directors has adopted Corporate Governance Guidelines. The guidelines are available at www.eastgroup.net under “About Us.” Under the guidelines, the Nominating and Corporate Governance Committee will take into account stockholder input with respect to processes and criteria for director selection; as such, stockholders may influence the composition of the Board. Under this principle, the Nominating and Corporate Governance Committee will consider written recommendations for potential nominees suggested by stockholders. Any such person will be evaluated in the same manner as any other potential nominee for director. Any suggestion for a nominee for director by a stockholder should be sent to the Company’s Secretary at 190 East Capitol Street, Suite 400, Jackson, Mississippi 39201, within the time periods set forth under “Stockholder Proposals for the 2010 Annual Meeting of Stockholders.”

In identifying suitable candidates for nomination as a director, the Nominating and Corporate Governance Committee will consider the needs of the Board and the range of skills and characteristics required for effective functioning of the Board. In evaluating such skills and characteristics, the Nominating and Corporate Governance Committee may take into consideration such factors as it deems appropriate, including those included in the Corporate Governance Guidelines. The Nominating and Corporate Governance Committee will consider nominees suggested by incumbent Board members, management, stockholders and, in certain circumstances, outside search firms.

Board Attendance at Meetings

The Board of Directors held six meetings during the Company’s 2008 fiscal year. Each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and meetings held by all committees of the Board of Directors on which he or she served. The Company’s Corporate Governance Guidelines provide that all directors are expected to regularly attend all meetings of the Board and the Board committees on which he or she serves. In addition, each director is expected to attend the Annual Meeting of Stockholders. In 2008, the Annual Meeting of Stockholders was attended by seven of the directors.

Stockholder Communication With the Board

The Board of Directors has appointed David M. Osnos as “Lead Independent Director.” In that capacity, he presides over the meetings of the non-management directors of the Company. Stockholders and other parties interested in communicating directly with the Lead Independent Director or with the non-management directors as a group may do so by writing to David M. Osnos, Lead Independent Director, EastGroup Properties, Inc., 190 East Capitol Street, Suite 400, Jackson, Mississippi 39201. Correspondence so addressed will be forwarded directly to Mr. Osnos.

Report of the Audit Committee

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent the Company specifically incorporates this Report by reference therein.

The Audit Committee of the Company is composed of three directors, each of whom meets the current independence and experience requirements of the NYSE and the SEC. The Audit Committee operates under a written charter which was amended and restated on March 8, 2007. A complete copy of the Audit Committee charter is available on the Company’s website at www.eastgroup.net. The Board has determined that D. Pike Aloian and Mary E. McCormick are “Audit Committee financial experts” as defined in the current rules of the SEC.

Management is primarily responsible for the Company’s financial statements and reporting process. The Company’s independent registered public accounting firm, KPMG LLP, is responsible for performing an independent audit of the Company’s financial statements in accordance with U.S. generally accepted accounting principles (“GAAP”) and for issuing a report on those statements. The Audit Committee’s responsibilities include oversight of the Company’s independent registered public accounting firm and internal audit department, as well as oversight of the Company’s financial reporting process on behalf of the full Board of Directors. It is not the duty or the responsibility of the Audit Committee to conduct auditing or accounting reviews or related procedures.

The Audit Committee meets at least quarterly and at such other times as it deems necessary or appropriate to carry out its responsibilities. Those meetings include, whenever appropriate, executive sessions with KPMG without management being present. The Committee met nine times during 2008, including four executive sessions with KPMG. In the course of fulfilling its oversight responsibilities, the Audit Committee met with management, internal audit personnel and KPMG to review and discuss all annual financial statements and quarterly operating results prior to their issuance. Management advised the Audit Committee that all financial statements were prepared in accordance with GAAP. The Audit Committee also discussed with KPMG matters required to be discussed, pursuant to Statement on Auditing Standards No. 61, Communication with Audit Committees, including the reasonableness of judgments and the clarity and completeness of financial disclosures. In addition, the Audit Committee discussed with KPMG matters relating to its independence and has received from KPMG the written disclosures and letter required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

On the basis of the reviews and discussions the Audit Committee has had with KPMG and management, the Audit Committee recommended to the Board of Directors that the Board approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, for filing with the SEC.

Submitted by the Audit Committee:

David M. Osnos, Chair D. Pike Aloian Mary E. McCormick

EXECUTIVE OFFICERS

The following provides certain information regarding our executive officers. Each individual’s name and position with the Company is indicated. In addition, the principal occupation and business experience for the past five years is provided for each officer and, unless otherwise stated, each person has held the position indicated for at least the past five years. There are no family relationships between any of the directors or executive officers of the Company.

Leland R. Speed, age 76 — Mr. Speed has served as the Chairman of the Board of the Company since 1983 and a director since 1978. He is also Chairman of the Board of Parkway Properties, Inc. He served as Chief

Executive Officer of the Company and Parkway Properties, Inc. until 1997. From 2004 until 2006, Mr. Speed served as the Executive Director of the Mississippi Development Authority, the State of Mississippi’s lead economic development agency.

David H. Hoster II, age 63 — Mr. Hoster is the Chief Executive Officer of the Company and has served in that capacity since 1997. He has served as President of the Company and as a director since 1993.

N. Keith McKey, age 58 — Mr. McKey has served as the Company’s Executive Vice President since 1993, Chief Financial Officer and Secretary since 1992 and Treasurer since 1997.

John F. Coleman, age 49 — Mr. Coleman has been a Senior Vice President of the Company since 2001. From 1999 until 2001, he was a Senior Vice President of Duke Realty Corporation (an industrial/office real estate investment trust).

Bruce Corkern, age 47 — Mr. Corkern has served as Chief Accounting Officer since 2005 and has been a Senior Vice President and Controller of the Company since 2000. From 1990 until 2000, he was the Vice President of Finance of Time Warner Cable (Jackson/Monroe Division).

William D. Petsas, age 51 — Mr. Petsas has been a Senior Vice President of the Company since 2000. From 1994 until 2000, he was a Vice President of ProLogis (an industrial real estate investment trust).

Brent W. Wood, age 39 — Mr. Wood has been a Senior Vice President of the Company since 2003. He was a Vice President of the Company from 2000 to 2003, a Senior Asset Manager of the Company from 1997 to 1999 and Assistant Controller from 1996 to 1997.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Compensation Discussion and Analysis

General Philosophy.  The Compensation Committee compensates our senior management through a mix of base salary, bonus and equity compensation designed to be competitive with comparable employers and to align management’s incentives with the long-term interests of our stockholders. The compensation setting process consists of establishing targeted overall compensation for each executive officer and then allocating that compensation among base salary, cash incentive/bonus and equity incentive compensation. The Committee designs the incentive compensation to reward company-wide performance through tying awards primarily to growth in funds from operations and total return to stockholders.

Engagement of Compensation Consultant.  In 2008 the Compensation Committee again retained FPL Associates, L.P., a nationally recognized compensation consulting firm specializing in the real estate industry that was first engaged by the Compensation Committee in 2003. Neither the Compensation Committee nor the Company has any other professional relationship with FPL. The Compensation Committee directed FPL to, among other things: (1) assist the Compensation Committee in applying our compensation philosophy for our executive officers, including the determination of the portion of total compensation awarded in the form of salary, cash bonus and equity-based compensation, as well as selecting the appropriate performance metrics and levels of performance (e.g., threshold, target, high); (2) analyze current compensation conditions among the Company’s peers, and assess the competitiveness and appropriateness of compensation levels for our executive officers; (3) recommend to the Compensation Committee any modifications or additions to the Company’s existing compensation programs that it deems advisable; and (4) make specific recommendations to the Compensation Committee for base salary, cash bonus and equity-based awards for our executive officers.

Peer Group Analysis.  In 2008 FPL conducted a peer group analysis similar to the one they conducted in prior years. In determining the companies to be included in our peer group, FPL considered a number of factors, including industry sector (asset-based peer group), equity market capitalization (size-based peer group), geographic location and historical performance (performance/geography-based peer group). The 2008 peer groups remained relatively unchanged from 2007. The members in the peer groups included companies that generally recruit individuals to fill senior management positions who are similar in skills and background to those we recruit. FPL’s compensation review was based on information disclosed in the peers’ 2008 proxy statements, which reported data with respect to fiscal 2007 (the latest year for which comprehensive data is publicly available).

The asset-based peer group consists of the following eight public REITs that focus on industrial properties: AMB Property Corporation, DCT Industrial Trust, Inc., Duke Realty Corporation, First Industrial Realty Trust, Inc., First Potomac Realty Trust, Highwoods Properties, Inc., Liberty Property Trust and PS Business Parks, Inc.

The size-based peer group consists of 13 public REITs, which operate across multiple asset classes and are similar in size to the Company, in terms of market capitalization. The companies included in the size-based peer group are as follows: Acadia Realty Trust, American Campus Communities, Inc., Cousins Properties Incorporated, Entertainment Properties Trust, Extra Space Storage Inc., Medical Properties Trust, Inc., National Retail Properties, Inc., Omega Healthcare Investors, Inc., Ramco-Gershenson Properties Trust, Sovran Self Storage, Inc., Tanger Factory Outlet Centers, Inc. U-Store-It Trust and Washington Real Estate Investment Trust.

The performance/geography-based peer group consists of 18 public REITs and one public real estate operating company across multiple asset classes that are similar in performance to the Company in terms of 3-year annualized total shareholder return (“TSR”) and 5-year annualized TSR, or are headquartered in the Sunbelt region of the United States. The companies included in the performance/geography-based peer group are as follows: Alexandria Real Estate Equities, Inc., American Campus Communities, Inc., Camden Property Trust, Colonial Properties Trust, Cousins Properties Incorporated, Equity One, Inc., Essex Property Trust, Inc., FelCor Lodging Trust Incorporated, Healthcare Realty Trust Incorporated, Highwoods Properties, Inc., Lodgian, Inc., Mid-America Apartment Communities, Inc., National Health Investors, Inc., National Retail Properties, Inc., Parkway Properties, Inc., PS Business Parks, Inc., Realty Income Corporation, Regency Centers Corporation and Weingarten Realty Investors.

The overall results of the FPL study produced the starting point for the Compensation Committee’s analysis. The Committee compared the median compensation of the executive officers of each of the peer groups in determining approximate compensation for our executive officers. The Committee believes the executive compensation program, in total, reflects the competitive market practices of the asset-based, size-based and performance/geography based peer groups described above and provides the opportunities for executives to earn incentive-based compensation driven by the accomplishment of performance expectations. In the case of Mr. Hoster, the Committee also considered (i) the performance of the Company during the period in which he has been chief executive officer and (ii) the anticipated level of difficulty in replacing him with someone of comparable experience and skill.

Targeted Overall Compensation.  Based upon this analysis, the Compensation Committee established the targeted overall compensation of our chief executive officer for 2008 at $2,008,918. This amount was lower than the median of the overall compensation for each of the peer groups. The main reason that the targeted compensation is lower than the median is that the Company’s headquarters is in Jackson, Mississippi, and living costs there are lower than those in most of the geographic areas in which the companies in the various peer groups are located. Other than the differential in living costs, the Company’s excellent total return to stockholders during Mr. Hoster’s tenure as chief executive officer was the other main feature the Compensation Committee considered in setting his compensation. Adjusting for these factors, which was done in a subjective manner, the Committee concluded that the targeted overall compensation level for Mr. Hoster was appropriate.

The Compensation Committee followed a similar process with respect to establishing targeted overall compensation for our chief financial officer and senior vice presidents. Based upon this analysis, the Committee set the overall targeted compensation for our chief financial officer at $1,129,115 for 2008. With regard to the other Named Officers, the individual targeted range of overall compensation was $748,630 to $819,661 for 2008.

Allocation among Components.  Under the Company’s targeted compensation structure, the mix of base salary, cash incentive/bonus and equity compensation varies depending upon management level:

		Cash Incentive/
	Base Salary	Bonus Target	Equity Target

Chief Executive Officer	24%	28%	48%
Chief Financial Officer	27%	30%	43%
Senior Vice Presidents	35%	25%	40%

In allocating compensation among these elements, the Committee believes that the compensation of our executive officers, specifically our chief executive officer, should be predominately performance-based. In making this allocation, the Committee relied in part upon the advice of FPL. In 2008, FPL performed a study of the compensation practices of the Company and the peer group comparable companies. Although each of the companies has a different compensation structure, all appear to provide their senior management with base salaries of approximately 23% to 51% of overall compensation, bonus opportunities of approximately 22% to 30% of overall compensation and equity compensation of approximately 22% to 52% of overall compensation. Within these ranges, the Committee selected allocations that it believes are consistent with the Company’s overall compensation philosophy as described above, and in all cases the Company’s compensation was more heavily weighted toward equity awards.

Base Salaries.  The Committee seeks to provide our executive officers with a level of assured cash compensation in the form of base salary that is commensurate with their professional status, accomplishments and geographic location. The base salaries are reviewed annually by the Compensation Committee and are adjusted from time to time to recognize competitive market data, the officer’s level of responsibility, outstanding individual performance, promotions and internal equity considerations. Based on this review, base salaries for 2008 for our Named Officers increased by between 4.0% to 10.5% over 2007 levels. For our chief executive officer, for 2008 the Committee concluded that a base salary of $525,000 was appropriate in this regard. Similarly, for 2008 the Committee concluded that a base salary of $317,200 was appropriate for our chief financial officer. These base salaries reflect levels that the Committee concluded were appropriate based upon the Committee’s general experience.

The Compensation Committee performed a similar analysis with respect to our senior vice presidents. At the senior vice president level, we have a significant level of competition for employees in our market areas. As a result, the Committee provides a slightly larger portion of the compensation to our senior vice presidents in the form of base salary in order to improve our competitiveness in these areas.

Cash Incentive and Bonus Compensation.  The 2008 annual cash incentive and bonus compensation was based 65% upon the amount of the Company’s funds from operations (FFO) per share compared to “threshold,” “target” and “high” FFO goals set by the Compensation Committee and 35% based on individual criteria for each executive officer. FFO is defined as net income (loss) computed in accordance with GAAP, excluding gains or losses from sales of depreciable real estate property, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. We believe that FFO is an appropriate measure of performance for equity real estate investment trusts and that excluding depreciation and amortization in the calculation of FFO is appropriate since real estate values have historically increased or decreased based on market conditions. The Compensation Committee determined the FFO goals for different levels of cash incentive compensation after an analysis of the Company’s internally prepared estimate of FFO for 2008 and the estimates of 2008 FFO prepared by independent securities analysts who follow the Company. The target annual cash incentive and bonus amount is calculated as a percentage of base salary and performance at the threshold level pays 50% of target and performance at the “high” level pays 150% of target.

The Compensation Committee set the Company’s FFO at $3.18 per share for the achievement of threshold performance, $3.25 per share for the achievement of target performance, and $3.32 per share for the achievement of high performance. Actual 2008 FFO was determined to be $3.30 per share resulting in the executive officers earning approximately 135% of the target annual cash incentive. The cash incentive compensation set forth in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation” was paid to the Named Officers as part of 2008 compensation.

The individual performance goals vary considerably from one executive to another, as a reflection of their different roles within the Company. Due to the tailored nature of these individual goals, the assessment of their achievement of the goals is necessarily more subjective than for the financial goals that make up the Company’s overall performance objectives. After the end of each year, each executive officer’s performance is assessed by the officer’s direct supervisor (or the Compensation Committee in the case of the chief executive officer). Based upon these evaluations, the chief executive officer makes a report to the Compensation Committee with his assessment of the individual performance of each executive officer other than himself. For 2008, each of the Company’s executive officers exceeded the target goals set by the Compensation Committee for that individual. Accordingly, the Named Officers were awarded cash bonuses as part of 2008 compensation as set forth in the Summary Compensation Table.

Equity Compensation.  Prior to 2003, the primary form of equity compensation that the Company awarded consisted of stock options. In 2003, we assessed the desirability of granting shares of restricted stock to employees, particularly members of senior management, and concluded that restricted stock would provide an equally motivating form of incentive compensation while permitting us to issue fewer shares, thereby reducing potential dilution.

The Compensation Committee bases its award grants to executives on a number of factors, including the executive’s position with the Company and total compensation package, the executive’s performance of his or her individual responsibilities, the equity participation levels of comparable executives at companies in our compensation peer group, and the executive’s contribution to the success of the Company’s financial performance.

Restricted stock awards are provided based on performance and are subject to future time-based vesting. In order for the restricted stock to be earned, the Company must achieve certain performance goals within the one or three-year performance period covered by the award. The recipient also must remain employed by the Company for an additional period following the performance period in order for the restricted stock to vest. The Committee does not believe that an “all or nothing” approach is appropriate. Rather, the performance goals are scaled so that the recipient can receive part of an award in the event that acceptable, but not the desired, results are achieved. Awards are made based on “threshold,” “target” and “high” performance goals.

The 2008 annual long-term equity incentive awards were based on the Company’s (i) adjusted FFO growth as compared to the average adjusted FFO growth of peer companies (50% of the award), (ii) same store growth as compared to peer companies (25% of the award), and (iii) absolute adjusted FFO growth (25% of the award). The restricted stock vests over a five-year period. Dividends on the annual long-term equity incentive awards accumulate beginning January 1, 2008 and are paid if and when the restricted stock vests.

For purposes of the relative performance goals established in connection with the annual long-term equity incentive awards, the Compensation Committee uses a more selective peer group consisting of DCT Industrial Trust, Inc., Duke Realty Corporation, First Potomac Realty Trust, Highwoods Properties, Inc., Liberty Property Trust and PS Business Parks, Inc. Additionally, AMB Property Corporation and First Industrial Realty Trust, Inc. are members of the relative same-store growth peer group and Colonial Properties Trust and Washington Real Estate Investment Trust are members of the relative FFO growth peer group.

For the relative same-store growth and relative FFO growth, the Compensation Committee set target performance as the average of the peer group while the achievement of threshold performance was fifty percent less than the average and the achievement of high performance was fifty percent better than the average. For 2008, the Company exceeded the “high” performance criteria set by the Compensation Committee with respect to relative FFO growth while relative same-store growth was below threshold. For the absolute FFO growth, the Compensation Committee set the Company’s FFO growth over the prior year at 2.7 percent for the achievement of threshold performance, 5.3 percent for the achievement of target performance, and 8.0 percent for the achievement of high performance. Actual 2008 FFO growth was determined to be 6.7 percent. Accordingly, the following number of shares of restricted stock were awarded on March 5, 2009 as annual long-term equity incentive compensation with respect to 2008 performance: Mr. Hoster 11,452; Mr. McKey 5,727; Mr. Coleman 3,817; Mr. Petsas 3,817; and Mr. Wood 3,817. These shares vest 20% on the date of grant and 20% on each of January 1, 2010, 2011, 2012 and 2013.

The Company’s multi-year long-term equity incentive plan consisted of a three-year performance period that ended December 31, 2008 and is followed by a four-year vesting period. The performance goals were set by the Compensation Committee at the beginning of the plan and were based upon the Company’s (i) total stockholder return as compared to the total stockholder return of the NAREIT Equity Index (16.7% of the award); (ii) total stockholder return as compared to the total stockholder return of peer companies (33.3% of the award); and (iii) absolute average total stockholder return (50% of the award).

The Compensation Committee used the following peer group for purposes of the performance goal related to peer companies established in connection with the multi-year long-term equity incentive awards: AMB Property Corporation, Duke Realty Corporation, First Industrial Realty Trust, Inc., First Potomac Realty Trust, Highwoods Properties, Inc., Liberty Property Trust and PS Business Parks, Inc.

For the relative total stockholder return compared to the NAREIT Equity Index and the peer group, the Compensation Committee set target performance as the average of the index or the peer group while the achievement of threshold performance was fifty percent less than the average and the achievement of high performance was fifty percent better than the average. For the absolute average total stockholder return over the three year performance period, the Compensation Committee set threshold performance at 10 percent, target performance at 12.5 percent and high performance at 15 percent.

For the three-year period ended December 31, 2008, the Company’s absolute total stockholder return over the three-year performance period was below the threshold performance criteria set by the Compensation Committee and the executive officers received no awards with respect to that component of the multi-year plan. Although the Company did not meet the absolute total stockholder return goal, the Company’s total stockholder return outperformed the peer group and the NAREIT Equity Index and the Company exceeded the “high” performance criteria set by the Compensation Committee with respect to the relative total stockholder return components of the multi-year plan.

The following table sets forth the threshold, target and maximum potential awards as well as the actual awards made in March 2009 with respect to the Company’s multi-year long-term equity incentive plan for each of the Named Officers.

	Multi-Year Long-Term Equity Incentive Targets			Actual
Name	Threshold	Target	Maximum	Award

David H. Hoster II	14,514	29,025	43,539	21,768
N. Keith McKey	7,257	14,514	21,771	10,887
John F. Coleman	4,839	9,675	14,514	7,257
William D. Petsas	4,839	9,675	14,514	7,257
Brent W. Wood	4,839	9,675	14,514	7,257

These shares vest 25% on each of January 1, 2010, 2011, 2012 and 2013. Dividends on the multi-year long-term equity incentive awards accumulate from the beginning of the performance period and are paid if and when the restricted stock vests.

Retirement Plans.  We have a 401(k) Plan pursuant to which the Company makes matching and discretionary contributions for eligible employees. When the Compensation Committee calculates targeted overall compensation for our senior management, it factors in the benefits expected to be received under the 401(k) Plan.

Perquisites and Other Benefits.  The Compensation Committee annually reviews the perquisites that senior management receives. The primary perquisites for executive officers are the Company’s contribution to a 401(k) Plan, life insurance of 2.5 times base salary up to a maximum of $400,000, and long-term care insurance. Executive officers also participate in the Company’s other benefit plans on the same terms as other employees. These plans include medical insurance and life insurance. We do not provide our executives reimbursement for automobiles, clubs, financial planning or things of a similar nature.

Severance Benefits.  In order to recruit executives and encourage retention of employees, we believe it is appropriate and necessary to provide assurance of certain severance payments if the Company terminates the individual’s employment without cause. Pursuant to our Severance and Change in Control Agreements, in the event an executive officer is terminated involuntarily by the Company without cause, as defined in the agreement, and provided the employee executes a full release of claims, in a form satisfactory to the Company, promptly following termination, the employee will be entitled to receive certain severance benefits discussed below under the heading “Potential Payments upon Termination or Change in Control.” We believe that the size of the severance package is consistent with severance offered by other companies of our size or in our industry.

Change in Control.  Our senior management and other employees have built the Company into a successful real estate investment trust and the Board of Directors believes that it is important to protect them in the event of a change in control. Further, it is the Board’s belief that the interests of stockholders will be best served if the interests of our senior management are aligned with them, and providing change in control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change in control transactions that may be in the best interests of shareholders. Relative to the overall value of the Company, these potential change in control benefits are relatively minor. See “Potential Payments upon Termination or Change in Control” for additional information.

Board Process.  The Compensation Committee of the Board of Directors approves all compensation and awards to our chief executive officer and makes a recommendation to the Board of Directors for our other executive officers. Generally, on its own initiative, the Compensation Committee reviews the performance and compensation of our chief executive officer and, following discussions with him and, where it deems appropriate, FPL or other appropriate advisors, establishes his compensation level. For the remaining executive officers, the chief executive officer, with consultation from FPL, makes recommendations to the Compensation Committee that generally, with minor adjustments, are recommended to the Board of Directors for approval. With respect to equity compensation awarded to others, the Compensation Committee grants restricted stock, generally based upon the recommendation of the chief executive officer.

Report of the Compensation Committee

The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent the Company specifically incorporates this Report by reference therein.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee:

Hayden C. Eaves III, Chair H.C. Bailey, Jr. Fredric H. Gould

Summary Compensation Table

The following table summarizes, for the fiscal years ended December 31, 2008, 2007 and 2006, the amount of compensation paid by the Company to its Chief Executive Officer, Chief Financial Officer and its three other most highly compensated executive officers (the “Named Officers”) as of December 31, 2008.

				Non-Equity	Stock	All Other
Name and				Incentive Plan	Awards	Compensation
Principal Position	Year	Salary	Bonus	Compensation	(1)	(2)	Total

David H. Hoster II	2008	$525,000	$213,885	$369,915	$946,327	$19,794	$2,074,921
President and Chief	2007	475,000	133,000	427,500	965,323	19,117	2,019,940
Executive Officer	2006	430,000	111,800	239,940	843,717	18,260	1,643,717
N. Keith McKey	2008	$317,200	$121,151	$209,530	$528,193	$19,794	$1,195,868
Executive Vice President,	2007	305,000	80,062	257,344	573,816	19,117	1,235,339
Chief Financial Officer and Secretary	2006	290,000	65,250	151,706	533,490	18,260	1,058,706
John F. Coleman	2008	$307,800	$78,374	$135,547	$344,866	$19,794	$886,381
Senior Vice President	2007	285,000	49,875	160,313	374,432	19,117	888,737
	2006	260,000	42,250	90,675	346,825	18,260	758,010
William D. Petsas	2008	$296,400	$75,471	$130,527	$341,042	$19,794	$863,234
Senior Vice President	2007	285,000	39,188	160,313	370,608	19,117	874,226
	2006	260,000	32,500	90,675	343,001	18,260	744,436
Brent W. Wood	2008	$269,400	$68,596	$118,637	$275,982	$19,794	$752,409
Senior Vice President	2007	245,000	41,344	137,813	280,952	19,117	724,226
	2006	210,000	34,125	73,238	235,033	18,260	570,656

(1)	Represents the proportionate amount of the total fair value of stock awards recognized by the Company as an expense for financial accounting purposes, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The fair values of these awards and the amounts expensed were determined in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payment (SFAS 123R). The assumptions used in determining the grant date fair values of these awards are set forth in the notes to the Company’s consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2008 as filed with the SEC.

(2)	The amount shown in this column represents the Company’s discretionary contribution and matching contribution to its 401(k) Plan for the Named Officer’s benefit and the amount of premium paid by the Company for group term life insurance on the Named Officer’s life. The value of perquisites and other personal benefits are not shown in the table because the aggregate amount of such compensation, if any, is less than $10,000 for each Named Officer.

Grants of Plan-Based Awards in 2008

						Estimated Future Payouts Under			Grant Date
			Estimated Possible Payouts Under			Equity Incentive Plan Awards			Fair Value of
			Non-Equity Incentive Plan Awards			(# of restricted shares)			Stock
Name	Grant Date		Threshold	Target	Maximum	Threshold	Target	Maximum	Awards (3)

David H. Hoster II	05/29/2008	(1)	$136,500	$273,000	$409,500
	05/29/2008	(2)				5,376	10,753	16,129	$512,380
N. Keith McKey	05/29/2008	(1)	$77,318	$154,635	$231,953
	05/29/2008	(2)				2,688	5,376	8,065	$256,166
John F. Coleman	05/29/2008	(1)	$50,018	$100,035	$150,053
	05/29/2008	(2)				1,792	3,584	5,376	$170,778
William D. Petsas	05/29/2008	(1)	$48,165	$96,330	$144,495
	05/29/2008	(2)				1,792	3,584	5,376	$170,778
Brent W. Wood	05/29/2008	(1)	$43,778	$87,555	$131,333
	05/29/2008	(2)				1,792	3,584	5,376	$170,778

(1)	Represents the possible payouts under the Company’s 2008 non-equity incentive plan discussed in further detail beginning on page 10. The Company’s 2008 FFO exceeded the target FFO goal set by the Compensation Committee. The actual amount earned by each Named Officer in 2008 is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.

(2)	Represents the possible payouts under the Company’s annual long-term equity incentive discussed in further beginning detail on page 11. For 2008, the Company exceeded the target performance goal set by the Compensation Committee with respect to absolute FFO growth and exceeded the high performance goal with respect to peer group comparative FFO growth, while peer group comparative same-store growth was below threshold. Accordingly, the number of shares of restricted stock awarded on March 5, 2009 with respect to 2008 performance were as follows: Mr. Hoster 11,452 shares; Mr. McKey 5,727 shares; Mr. Coleman 3,817 shares; Mr. Petsas 3,817 shares; and Mr. Wood 3,817 shares.

(3)	Represents the grant date fair value of the award determined in accordance with SFAS 123R. The assumptions used in determining the grant date fair values of these awards are set forth in the notes to the Company’s consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2008 as filed with the SEC.

Outstanding Equity Awards at 2008 Fiscal Year-End

	Option Awards			Stock Awards
							Equity		Equity
							Incentive Plan		Incentive Plan
				Number of		Market Value	Awards:		Awards:
	Number of			Shares of		of Shares of	Number of		Market Value
	Securities			Restricted		Restricted	Unearned		of Unearned
	Underlying			Stock That		Stock That	Shares That		Shares That
	Unexercised	Option	Option	Have Not		Have Not	Have Not		Have Not
	Options (1)	Exercise Price	Expiration	Vested		Vested (2)	Vested		Vested (2)
Name	(#)	($)	Date	(#)		($)	(#)		($)

David H. Hoster II	20,186	$20.375	06/22/2009	26,259	(3)	$934,295	33,220	(8)	$1,181,968
N. Keith McKey	—	—	—	14,929	(4)	$531,174	16,614	(8)	$591,126
John F. Coleman	—	—	—	8,953	(5)	$318,548	11,074	(8)	$394,013
William D. Petsas	—	—	—	8,953	(6)	$318,548	11,074	(8)	$394,013
Brent W. Wood	—	—	—	6,953	(7)	$247,388	11,074	(8)	$394,013

(1)	All stock options were exercisable at December 31, 2008.

(2)	Determined based on the closing price of the Company’s Common Stock ($35.58) on December 31, 2008.

(3)	Mr. Hoster’s restricted stock holdings as of December 31, 2008 vest as follows provided that he remains employed by the Company on such dates: 5,117 shares on January 1, 2009; 8,400 shares on December 31, 2009; 5,116 shares on January 1, 2010; 5,116 shares on January 1, 2011; and 2,510 shares on January 1, 2012.

(4)	Mr. McKey’s restricted stock holdings as of December 31, 2008 vest as follows provided that he remains employed by the Company on such dates: 2,558 shares on January 1, 2009; 6,000 shares on December 31, 2009; 2,558 shares on January 1, 2010; 2,558 shares on January 1, 2011; and 1,255 shares on January 1, 2012.

(5)	Mr. Coleman’s restricted stock holdings as of December 31, 2008 vest as follows provided that he remains employed by the Company on such dates: 1,706 shares on January 1, 2009; 3,000 shares on December 31, 2009; 1,706 shares on January 1, 2010; 1,705 shares on January 1, 2011; and 836 shares on January 1, 2012.

(6)	Mr. Petsas’ restricted stock holdings as of December 31, 2008 vest as follows provided that he remains employed by the Company on such dates: 1,706 shares on January 1, 2009; 3,000 shares on December 31, 2009; 1,706 shares on January 1, 2010; 1,705 shares on January 1, 2011; and 836 shares on January 1, 2012.

(7)	Mr. Wood’s restricted stock holdings as of December 31, 2008 vest as follows provided that he remains employed by the Company on such dates: 1,706 shares on January 1, 2009; 1,000 shares on December 31, 2009; 1,706 shares on January 1, 2010; 1,705 shares on January 1, 2011; and 836 shares on January 1, 2012.

(8)	Represents the annual long-term and multi-year long-term equity incentive awards that were subject to approval by the Compensation Committee as of December 31, 2008. The Compensation Committee approved the awards on March 5, 2009. The actual 2008 annual long-term equity incentive awards are set forth in footnote (2) to the Grants of Plan-Based Awards table on page 15 of this Proxy Statement. The actual multi-year long-term equity incentive awards are set forth in the table in the Compensation Discussion and Analysis on page 13.

Option Exercises and Stock Vested in 2008

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise	Acquired on Vesting	Vesting
Name	(#)	($)	(#)	($)

David H. Hoster II	20,000	$557,629	25,374	$954,967
N. Keith McKey	—	—	16,940	$632,921
John F. Coleman	—	—	10,180	$382,212
William D. Petsas	—	—	10,180	$382,212
Brent W. Wood	—	—	6,130	$234,407

Potential Payments upon Termination or Change in Control

The Company has entered into Severance and Change in Control Agreements and maintains certain plans that will require the Company to provide compensation to executive officers of the Company in the event of a termination of employment or a change in control of the Company. The following table shows potential payouts assuming that the employment of the Named Officer was terminated in each situation listed in the table and that termination occurred on the last business day of 2008.

	Lump Sum	Healthcare	Value of
	Cash	and Other	Unvested
	Severance	Insurance	Restricted
	Payment	Benefits	Shares	Total

David H. Hoster II
Voluntary Resignation or Involuntary Termination with Cause	—	—	—	—
Involuntary Termination without Cause	$1,743,812	—	$2,060,878	$3,804,690
Voluntary Resignation with Good Reason following a Change in Control	$2,615,718	$50,000	$2,503,054	$5,168,772
Involuntary Termination without Breach of Duty following a Change in Control	$2,615,718	$50,000	$2,503,054	$5,168,772
Death	$871,906	—	$2,503,054	$3,374,960
N. Keith McKey
Voluntary Resignation or Involuntary Termination with Cause	—	—	—	—
Involuntary Termination without Cause	$1,077,708	—	$1,030,623	$2,108,331
Voluntary Resignation with Good Reason following a Change in Control	$1,616,562	$50,000	$1,346,463	$3,013,025
Involuntary Termination without Breach of Duty following a Change in Control	$1,616,562	$50,000	$1,346,463	$3,013,025
Death	$538,854	—	$1,346,463	$1,885,317

	Lump Sum	Healthcare	Value of
	Cash	and Other	Unvested
	Severance	Insurance	Restricted
	Payment	Benefits	Shares	Total

John F. Coleman
Voluntary Resignation or Involuntary Termination with Cause	—	—	—	—
Involuntary Termination without Cause	$630,207	—	$686,988	$1,317,195
Voluntary Resignation with Good Reason following a Change in Control	$630,207	$37,500	$844,908	$1,512,615
Involuntary Termination without Breach of Duty following a Change in Control	$630,207	$37,500	$844,908	$1,512,615
Death	$420,138	—	$844,908	$1,265,046
William D. Petsas
Voluntary Resignation or Involuntary Termination with Cause	—	—	—	—
Involuntary Termination without Cause	$614,288	—	$686,988	$1,301,276
Voluntary Resignation with Good Reason following a Change in Control	$614,288	$37,500	$844,908	$1,496,696
Involuntary Termination without Breach of Duty following a Change in Control	$614,288	$37,500	$844,908	$1,496,696
Death	$409,525	—	$844,908	$1,254,433
Brent W. Wood
Voluntary Resignation or Involuntary Termination with Cause	—	—	—	—
Involuntary Termination without Cause	$526,460	—	$686,988	$1,213,448
Voluntary Resignation with Good Reason following a Change in Control	$526,460	$37,500	$739,628	$1,303,588
Involuntary Termination without Breach of Duty following a Change in Control	$526,460	$37,500	$739,628	$1,303,588
Death	$350,973	—	$739,628	$1,090,601

Below is a description of the definitions and assumptions that were used in creating the table above.

Definitions.  A “change of control” means any of the following: (i) any change in control of a nature that would be required to be reported under the Exchange Act proxy rules; (ii) the acquisition by a person or group of beneficial ownership of 30% of the Company’s outstanding voting securities; (iii) a change in the composition of the Board of Directors such that the incumbent directors cease to constitute at least a majority of the Board (including, for purposes of computing a majority, those persons nominated for election by a two-thirds majority of the then incumbent directors who had been similarly nominated); (iv) the security holders of the Company approve a merger or consolidation of the Company, with certain exceptions; or (v) approval by the Company’s stockholders of a complete liquidation of the Company or disposition of all or substantially all of the Company’s assets.

“Average annual compensation” means an amount equal to the annual average of the sum of (i) the executive’s annual base salary from the Company plus (ii) the amount of cash bonus paid by the Company to the executive, in each case for the average of the three calendar years that ended immediately before (or, if applicable, coincident with) a specified date.

A termination is for “cause” if it is for any of the following reasons: (i) the continued failure by the executive to perform his material responsibilities and duties toward the Company (other than any such failure resulting from the executive’s incapacity due to physical or mental illness); (ii) the executive engaging in willful or reckless conduct that is demonstrably injurious to the Company monetarily or otherwise; (iii) the executive’s conviction, entry of a plea of no contest, or admission of guilt, for any felony or any lesser crime if such lesser crime involves fraud or dishonesty, moral turpitude, or any conduct that adversely affects the business or reputation of the Company; (iv) the commission or omission of any act by the executive that constitutes on the part of the executive fraud, dishonesty, or malfeasance, misfeasance, or nonfeasance of duty toward the Company; or (v) any other action or conduct by the executive that is injurious to the Company, its business, or its reputation.

A “breach of duty” means (i) the executive’s willful misconduct in the performance of his duties toward the Company; or (ii) the commission or omission of any act by the executive that constitutes on the part of the executive fraud or dishonesty toward the Company.

A termination is for “good reason” if it is for any of the following reasons: (i) a material diminution in the executive’s duties, responsibilities or authority; (ii) a material reduction in the executive’s base salary; (iii) a material reduction in the executive’s annual or long-term bonus and equity incentive opportunities; (iv) the Company’s material relocation of the executive without the executive’s consent; and (v) the failure by the Company to obtain the assumption of the obligations contained in the Severance and Change in Control Agreement by any successor entity.

Cash Severance Payment.  Cash severance payments following a change in control are paid upon an involuntary termination without breach of duty and upon a voluntary termination by the executive for good reason. Additionally, cash severance payments not in connection with a change in control are paid upon an involuntary termination without cause. In each case, the cash severance payments are paid lump-sum and are based upon average annual compensation as follows:

Involuntary
Termination
Without
Breach of Duty
or Voluntary
Resignation With
	Involuntary	Good Reason,
	Termination	Each Following a
	Without Cause	Change in Control

Chief Executive and Chief Financial Officers	2 times	3 times
Senior Vice President	1.5 times	1.5 times

As a condition of the receipt of the cash severance payment not in connection with a change in control, the executive must execute a waiver and release agreement, in a form satisfactory to the Company, that releases the Company and all affiliates from any and all claims of any nature whatsoever, including, without limit, any and all statutory claims, and may not revoke the waiver and release within any revocation period required by law or permitted by the Company.

Benefits.  Upon an involuntary termination without breach of duty or a voluntary termination by the executive for good reason, each following a change in control, the Company will provide each executive officer with life insurance coverage and health plan coverage substantially comparable to the coverage the executive was receiving from the Company immediately before termination of employment. In each case, these benefits will continue for a period of 24 months (18 months for the Company’s Senior Vice Presidents) following the date of termination.

The value of the benefits set forth in the above table is based on an estimate of the Company’s cost to provide such benefits to an executive officer upon termination following a change in control equal to $25,000 per year.

Equity Acceleration.  The Incentive Restricted Share Agreements issued to executive officers in connection with equity awards granted pursuant to the Company’s 2004 Equity Incentive Plan and the 1994 Management Incentive Plan provide that an executive’s interest in all of the incentive restricted shares shall become vested as of the date of his death or termination by reason of his permanent disability. Pursuant to an amendment to the Company’s 2004 Equity Incentive Plan that became effective January 1, 2007, a restricted share agreement may also provide that the incentive restricted shares covered by the agreement shall vest upon involuntary termination by the Company without cause.

The Company’s Equity Incentive Plan and the 1994 Management Incentive Plan also provide that upon the occurrence of a change in control, whether or not the executive’s employment is terminated, the executive’s interest in all of the restricted shares that are no longer subject to performance criteria shall become vested and the vesting of restricted shares subject to performance criteria shall be accelerated and the executive shall receive a pro rata number of shares based upon (i) an assumed achievement of all relevant performance objectives at target levels and (ii) the length of time within the performance period elapsed before the effective date of the change in control. The value of unvested restricted shares set forth in the above table includes all previous awards of restricted stock that have not yet vested in addition to the number of restricted shares awarded by the Compensation Committee on March 5, 2009 under the 2008 annual long-term equity incentive plan and under the multi-year long-term equity incentive plan for the performance period ended December 31, 2008.

The Company accrues dividends on all incentive restricted shares beginning with the first day of the applicable performance period. The accrued dividends are delivered to the executive officer when the incentive restricted share vest. The value of the unvested restricted stock in the above table includes the actual value of the dividends accrued with respect to each restricted share award that is no longer subject to performance criteria as well as the restricted shares awarded by the Compensation Committee on March 5, 2009.

Excise Tax Gross-Up.  Upon a change in control of the Company, the executive may be subject to certain excise taxes pursuant to Section 4999 of the Internal Revenue Code. The Company has agreed to reimburse the executive for all excise taxes that are imposed on the executive under Section 4999 and any income and excise taxes that are payable by the executive as a result of any reimbursements for Section 4999 excise taxes. The Company determined that no excise taxes would have been imposed upon the Named Officers assuming that the termination occurred on the last business day of 2008.

Compensation of Directors

Under the Company’s director compensation program, each non-employee director is paid an annual cash retainer of $30,000 payable ratably on a monthly basis. The chairperson of the Audit Committee and Compensation Committee receive an additional annual cash retainer in the amount of $10,000 and $7,500, respectively. All other committee chairpersons and the Lead Director receive an additional annual $5,000 cash retainer.

The director compensation program provides that each non-employee director is paid $1,500 for each Board meeting attended. Non-employee directors serving as members of Board committees are paid $1,000 for each meeting attended. In each case, the non-employee director is also reimbursed for his or her expenses in connection with attendance at each meeting.

Pursuant to the 2005 Directors Equity Incentive Plan, as amended, non-employee directors receive an annual award in connection with their election to the Board at the annual meeting of stockholders. The annual award consists of shares of the Company’s common stock with a value of $40,000 as of the date of grant. A director who is appointed to the Board outside of the annual meeting of stockholders will receive a prorated amount of the $40,000 annual award payable in cash.

The 2005 Directors Equity Incentive Plan, as amended, also provides that each new non-employee director appointed or elected will receive an automatic award of restricted shares of Common Stock on the effective date of election or appointment equal to $25,000 divided by the fair market value of the Company’s Common Stock on such date. These restricted shares will vest over a four-year period upon the performance of future service as a director, subject to certain exceptions.

Messrs. Speed and Hoster, as officers of the Company, do not receive any compensation for serving the Company as members of the Board of Directors or any of its committees. In 2008, Mr. Speed received cash compensation of $200,000 for his service as Chairman of the Board of Directors. The Company’s non-employee directors received the following aggregate amounts of compensation for the year ended December 31, 2008:

	Fees Earned or
Name	Paid in Cash	Stock Awards (1)		Option Awards (2)	Total

D. Pike Aloian	$52,000	$32,471		—	$84,471
H.C. Bailey, Jr.	$49,000	$32,471		—	$81,471
Hayden C. Eaves III	$54,000	$32,471		—	$86,471
Fredric H. Gould	$41,500	$32,471		—	$73,971
Mary E. McCormick	$57,000	$32,471	(3)	—	$89,470
David M. Osnos	$64,250	$32,471		—	$96,721

(1)	Represents the proportionate amount of the total fair value of stock awards recognized by the Company as an expense in 2008 for financial accounting purposes in accordance with SFAS 123R. Compensation expense for the Director annual equity awards is recognized over a 12-month period beginning July 1 of the year of grant; therefore, the amount reported in this table includes compensation expense recognized in 2008 with respect to stock awards made in 2007 and 2008. The grant date fair value of the 2008 Director annual equity award determined in accordance with SFAS 123R was approximately $40,000, which was calculated by multiplying the number of shares by the closing price of the Company’s common stock on the date of grant.

(2)	No stock options were granted in 2008 and the Company did not recognize any compensation expense in 2008 with respect to options granted in prior years. As of December 31, 2008, the following non-employee directors had stock option holdings in the Company as indicated: Mr. Aloian 9,000 options; Mr. Bailey 11,250 options; Mr. Eaves 6,750 options; Mr. Osnos 11,250 options. All stock options are currently exercisable.

(3)	As of December 31, 2008, Ms. McCormick held 121 shares of restricted stock that were awarded in connection to her appointment to the Board in 2005. All 121 shares vest on June 2, 2009 provided that she remains a director of the Company on such date.

Compensation Committee Interlocks

As noted above, the Compensation Committee is comprised of three independent Directors: Messrs. Bailey, Eaves and Gould. No member of the Compensation Committee is or was formerly an officer or an employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board of Directors, nor has such interlocking relationship existed in the past.

Certain Transactions and Relationships

In March 2007, the Board of Directors adopted the written “Statement of Policy with respect to Related Party Transactions” that states that the Company’s Audit Committee is responsible for the review, approval and ratification of transactions between the Company or any of its subsidiaries and a senior officer or director of the Company, members of their immediate family, a shareholder owning in excess of five percent of the Company or an entity which is owned or controlled by one of the foregoing.

The policy requires that any related party transaction, other than transactions available to all employees generally or transactions involving less than $5,000 when aggregated with all similar transactions, shall be consummated or shall continue only if (i) the Audit Committee pre-approves or ratifies such transaction, (ii) the transaction is approved by the disinterested members of the Board of Directors, or (iii) the transaction involves compensation approved by the Compensation Committee.

OWNERSHIP OF COMPANY STOCK

Security Ownership of Certain Beneficial Owners

To the best of the Company’s knowledge, no person or group (as those terms are used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) beneficially owned, as of April 14, 2009, more than five percent of the shares of Common Stock outstanding, except as set forth in the following table.

	Amount of		Percent of
	Common Stock		Common
Name and Address of Beneficial Owner	Beneficially Owned		Stock (1)

T. Rowe Price Associates, Inc.	2,690,550	(2)	10.7%
100 East Pratt Street
Baltimore, Maryland 21202
The Vanguard Group, Inc.	2,011,030	(3)	8.0%
100 Vanguard Boulevard
Malvern, Pennsylvania 19355
Barclays Global Investors, NA	1,837,933	(4)	7.3%
45 Fremont Street
San Francisco, California 94105
Cohen & Steers, Inc.	1,802,814	(5)	7.2%
280 Park Avenue, 10th Floor
New York, New York 10017

(1)	Based on the number of shares of Common Stock outstanding as of April 14, 2009 which was 25,185,969 shares of Common Stock.

(2)	Based upon an amended Statement on Schedule 13G filed with the SEC by T. Rowe Price Associates, Inc. (“Price Associates”). These shares of Common Stock are owned by various individual and institutional investors which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(3)	Based upon a Statement on Schedule 13G filed with the SEC that indicated that The Vanguard Group, Inc. has sole dispositive power with respect to 2,011,030 shares of Common Stock and Vanguard Fiduciary

Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of and directs the voting of 32,013 shares of the Company as a result of its serving as investment manager of collective trust accounts.

(4)	Based upon a Statement on Schedule 13G filed with the SEC that indicated that Barclays Global Investors, NA and related entities have sole voting power with respect to 1,427,069 shares of Common Stock and sole dispositive power with respect to 1,837,933 shares of Common Stock.

(5)	Based upon an amended Statement on Schedule 13G filed with the SEC that indicated that Cohen & Steers, Inc. through Cohen & Steers Capital Management, Inc. (in which Cohen & Steers, Inc. holds a 100% interest) has sole voting power with respect to 1,616,206 shares of Common Stock and sole dispositive power with respect to 1,797,242 shares of Common Stock.

Security Ownership of Management and Directors

The following table sets forth certain information available to the Company with respect to shares of Common Stock owned by each director, each nominee for director, each executive officer and all directors, nominees and executive officers as a group, as of April 14, 2009:

	Amount and Nature of Beneficial Ownership
			Unvested			Percent of
			Restricted		Total Beneficial	Common
Name	Common Stock		Stock	Exercisable Options	Ownership	Stock (1)

D. Pike Aloian	7,154	(2)	—	9,000	16,154	*
H.C. Bailey, Jr.	26,006	(3)	—	11,250	36,417	*
Hayden C. Eaves III	13,296	(4)	—	6,750	20,046	*
Fredric H. Gould	17,404	(5)	—	—	17,404	*
Mary E. McCormick	2,851		121	—	2,972	*
David M. Osnos	29,304		—	11,250	40,554	*
Leland R. Speed	206,206	(6)	—	5,000	211,206	*
David H. Hoster II	223,403	(7)	52,071	10,186	285,660	1.1%
N. Keith McKey	89,901		27,840	—	117,741	*
John F. Coleman	44,887		17,557	—	62,444	*
Bruce Corkern	24,304	(8)	14,011	2,000	40,315	*
William D. Petsas	48,097		17,557	—	65,654	*
Brent W. Wood	23,461		15,557	—	39,018	*
All directors, nominees and executive officers as a group	756,221	(9)	144,714	55,436	956,371	3.8%

*	Less than 1.0%.

(1)	Based on the number of shares of Common Stock outstanding as of April 14, 2009 which was 25,185,969 shares of Common Stock.

(2)	Does not include 2,500 shares of Common Stock beneficially owned by Mr. Aloian’s spouse, as to which he disclaims beneficial ownership.

(3)	Includes (i) 5,248 shares of Common Stock owned by H.C. Bailey Company, a company of which Mr. Bailey is Chairman and President; (ii) 3,736 shares of Common Stock owned by Retsub Partners, L.P., a limited partnership of which Mr. Bailey is a limited partner; (iii) 2,116 shares of Common Stock owned by Curtis

Partners, L.P., a limited partnership of which Mr. Bailey is President; and (iv) 2,116 shares of Common Stock owned by CJB Partners, L.P., a limited partnership of which Mr. Bailey is Vice President.

(4)	Includes (i) 6,150 shares of Common Stock owned by Mr. Eaves and his spouse as co-trustees for the Eaves Living Trust; (ii) 1,000 shares of Common Stock owned by a family foundation of which Mr. Eaves is President; and (iii) 500 shares of Common Stock owned by Mr. Eaves as trustee.

(5)	Includes 4,500 shares of Common Stock owned by a limited partnership of which Mr. Gould is a general partner and an executive officer and sole shareholder of the managing general partner (Mr. Gould has shared voting and dispositive control over these shares). Mr. Gould disclaims beneficial ownership as to the 4,500 shares of Common Stock owned by the limited partnership.

(6)	Does not include 27,288 shares of Common Stock beneficially owned by Mr. Speed’s spouse, as to which he disclaims beneficial ownership.

(7)	Does not include 2,430 shares of Common Stock beneficially owned by Mr. Hoster’s spouse, as to which he disclaims beneficial ownership. Mr. Hoster has pledged 64,860 shares of Common Stock as security for a loan.

(8)	Includes 1,000 shares owned by Mr. Corkern’s children. Mr. Corkern has pledged 3,726 shares of Common Stock as security for a loan.

(9)	See footnotes (2) through (8).

Ownership Guidelines for Directors and Officers

In order to enhance the alignment of the interests of the directors and management with stockholders, the Company has instituted ownership guidelines for directors and officers. Each director who has served for at least five years should own shares of Common Stock with a market value of a minimum of three times the annual cash retainer fee payable to a director. Within five years of their election as an officer or by May 27, 2009 (whichever is later), officers of the Company are required to own shares of Common Stock having a market value equal to or greater than the following multiples of their base salary: (1) President and Chief Executive Officer: five times annual base salary; (2) Executive Vice President: three times annual base salary; (3) Senior Vice Presidents: two times annual base salary; and (4) Vice Presidents: one time annual base salary.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that directors, officers and more than 10 percent stockholders of the Company file reports with the SEC to report a change in ownership within two business days following the day on which the transaction occurs. During 2008 no officer or director of the Company was late in filing a report under Section 16(a).

PROPOSAL TWO: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed KPMG LLP to act as auditors for the fiscal year ending December 31, 2009. KPMG LLP served as the independent registered public accounting firm for the Company for the fiscal year ended December 31, 2008. A representative of KPMG LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement, if he or she so desires, and will be available to respond to appropriate questions.

At the Annual Meeting, the shareholders will be asked to ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm. Pursuant to the Rules and Regulations of the Securities and

Exchange Commission, the Audit Committee has the direct responsibility to appoint, retain, fix the compensation and oversee the work of the Company’s independent registered public accounting firm. Although ratification is not required by the Company’s Bylaws or otherwise, the Board is submitting the selection of KPMG LLP to the shareholders for ratification as a matter of good corporate practice. In the event that the shareholders fail to ratify the selection, it will be considered as a direction to the Board of Directors and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

The affirmative vote of a majority of the votes cast on the proposal, assuming a quorum is present at the Meeting, is required to ratify the appointment of KPMG LLP. The directors of the Company unanimously recommend a vote “FOR” the ratification of KPMG LLP as the Company’s independent registered public accounting firm for 2009. Unless otherwise instructed, proxies will be voted “FOR” ratification of the appointment of KPMG LLP.

In connection with the audit of the 2008 financial statements, the Company entered into an engagement agreement with KPMG LLP which set forth the terms by which KPMG LLP will perform audit services for the Company. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.

The following table shows the fees paid or accrued by the Company for the audit and other services provided by KPMG LLP for fiscal years 2008 and 2007.

	2008	2007

Audit Fees (1)	$459,600	$414,000
Audit-Related Fees (2)	12,500	5,500
Tax Fees	—	—
All Other Fees	—	—
Total	$472,100	$419,500

(1)	Audit fees include amounts related to professional services rendered in connection with the audits of our annual financial statements and reviews of our quarterly financial statements, the audit of internal control over financial reporting and other services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements. For 2008, this includes $46,500 for comfort letter procedures and review of the Company’s prospectus supplement in connection with the issuance of common stock. For 2007, this includes $21,000 for comfort letter procedures and review of the Company’s Registration Statement on Form S-3D in connection with the Company’s dividend reinvestment plan.

(2)	Audit-related fees consisted of accounting consultations and research.

The Audit Committee of the Board has adopted policies and procedures providing for the pre-approval of audit and non-audit services performed by the Company’s independent registered public accounting firm. Pre-approval may be given as part of the Audit Committee’s approval on the engagement of the independent auditor or on an individual case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to the Audit Committee chairman, but the decision is subsequently reported to the full Audit Committee.

The Audit Committee has considered whether provision of the non-audit related services described above is compatible with maintaining the independent accountants’ independence and has determined that those services have not adversely affected KPMG LLP’s independence.

OTHER MATTERS

The management of the Company does not know of any other matters to come before the Annual Meeting. However, if any other matters come before the Annual Meeting, it is the intention of the persons designated as proxies to vote in accordance with their judgment on such matters.

STOCKHOLDER PROPOSALS FOR THE
2010 ANNUAL MEETING OF STOCKHOLDERS

Proposals for the Company’s Proxy Material

Any Company stockholder who wishes to submit a proposal for presentation at the Company’s 2010 Annual Meeting of Stockholders must submit such proposal to the Company at its office at 190 East Capitol Street, Suite 400, Jackson, Mississippi 39201, Attention: Secretary, no later than December 28, 2009, in order to be considered for inclusion, if appropriate, in the Company’s proxy statement and form of proxy relating to its 2010 Annual Meeting of Stockholders.

Proposals to be Introduced at the Annual Meeting but not Intended to be Included in the Company’s Proxy Material

For any stockholder proposal to be presented in connection with the 2010 Annual Meeting of Stockholders, including any proposal relating to the nomination of a director to be elected to the Board of Directors of the Company, a stockholder must give timely written notice thereof in writing to the Secretary of the Company in compliance with the advance notice and eligibility requirements contained in the Company’s Bylaws. To be timely, a stockholder’s notice must be delivered to the Secretary at the principal executive offices of the Company not less than 60 days and not more than 90 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. The notice must contain specified information about each nominee or the proposed business and the stockholder making the nomination or proposal.

In the event that the number of directors to be elected to the Board of Directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Company at least 70 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice will be considered timely, but only with respect to nominees for any new positions created by such increase, if the notice is delivered to the Secretary at the principal executive offices of the Company not later than the close of business on the 10th day following the day on which such public announcement is first made by the Company.

Based upon an anticipated meeting date of May 27, 2010 for the 2010 Annual Meeting of Stockholders, a qualified stockholder intending to introduce a proposal or nominate a director at the 2010 Annual Meeting of Stockholders should give written notice to the Company’s Secretary not later than March 28, 2010 and not earlier than February 26, 2010.

The advance notice provisions in the Company’s Bylaws also provide that, in the case of a special meeting of stockholders called for the purpose of electing one or more directors, a stockholder may nominate a person or persons (as the case may be) for election to such position if the stockholder’s notice is delivered to the Secretary at the principal executive offices of the Company not earlier than the 90th day prior to the special meeting and not later than the close of business on the later of the 60th day prior to the special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.

The specific requirements of these advance notice and eligibility provisions are set forth in Article II, Section 12 of the Company’s Bylaws, a copy of which is available upon request.

Such requests and any stockholder proposals should be sent to the Secretary of the Company at 190 East Capitol Street, Suite 400, Jackson, Mississippi 39201.

BY ORDER OF THE BOARD OF DIRECTORS

N. Keith McKey
Executive Vice President, Chief Financial
Officer, Treasurer and Secretary

EASTGROUP PROPERTIES, INC.
ANNUAL MEETING OF STOCKHOLDERS
Wednesday, May 27, 2009
9:00 a.m., Central Time
CORPORATE OFFICES
190 East Capitol Street
Suite 400
Jackson, Mississippi 39201

190 East Capitol Street Suite 400 Jackson, Mississippi 39201	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 27, 2009.
The undersigned hereby appoints DAVID H. HOSTER II and N. KEITH McKEY, or either of them, Proxies for the undersigned, each with full power of substitution, and hereby authorizes them to represent and to vote all shares of common stock, $0.0001 par value per share, of EastGroup Properties, Inc. (the “Company”), which the undersigned would be entitled to vote at the Annual Meeting of Stockholders (the “Meeting ”) to be held at the Company’s offices, 190 East Capitol Street, Suite 400, Jackson, Mississippi, on Wednesday, May 27, 2009, at 9:00 a.m., Central time, or any adjournment or postponement thereof, and directs that the shares represented by this Proxy shall be voted as indicated on the reverse.
This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. The Board of Directors favors a vote FOR Proposals 1 and 2. If no direction is made, this Proxy will be voted FOR Proposals 1 and 2 and will be voted in the discretion of the proxies named herein with respect to any additional matter as may properly come before the Meeting or any adjournment thereof. You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxies cannot vote your shares unless you sign and return this card.
YOUR VOTE IS IMPORTANT!
PLEASE SIGN, DATE AND RETURN THIS PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID
ENVELOPE OR VOTE BY TELEPHONE OR INTERNET.
See reverse for voting instructions.

COMPANY #
Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.eproxy.com/egp Use the Internet to vote your proxy until 12:00 p.m. (CT) on May 26, 2009.

PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on May 26, 2009.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.
If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

IF YOU VOTE BY PHONE OR INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD.
ò Please detach here ò

The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.	Election of directors:	01 D. Pike Aloian	05 David H. Hoster II	☐	Vote FOR	☐	Vote WITHHELD

		02 H. C. Bailey, Jr.	06 Mary E. McCormick		all nominees		from all nominees
		03 Hayden C. Eaves, III	07 David M. Osnos		(except as marked)
		04 Fredric H. Gould	08 Leland R. Speed

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	To consider and ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2009 fiscal year.	☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box ☐ Indicate changes below:		Date

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.